Exhibit 99.1

Next Inc. Announces $1.75 Million Investment

Friday April 16, 9:23 am ET

Secures Commitment for Additional $1.25 Million

CHATTANOOGA, Tenn.—(BUSINESS WIRE)—April 16, 2004—Next Inc. (OTCBB: NXTI - News) an emerging leader in the sportswear and promotional products industry today announced it has received a $1.75 million convertible preferred stock and warrant investment from GCA Strategic Investment Fund Limited. The terms of the transaction also provide for an additional $1.25 million within 12 months at the Company’s discretion.

Mr. Charles L. Thompson, the Company’s CFO stated, “We are extremely pleased to have found a committed and long-term shareholder like GCA Strategic Investment Fund Limited. Although we had numerous parties interested in providing financing to expedite our aggressive growth plan, it was critical to management that we partner with a quality investor whose goals and expectations parallel ours. We are confident we’ve found that with GCA Strategic Investment Fund Limited and we look forward to a long and profitable relationship together.”

About Next Inc. http://www.nextinc.net

Next, Inc. is a creative and innovative sales and marketing organization that designs, develops, markets, and distributes licensed and branded promotional products and imprinted sportswear primarily through major college and university, motor sports and other major promotional key licensing agreements and the Company’s own proprietary designs. Next is one of the dominant companies in the highly fragmented licensed promotional products and imprinted sportswear industries.

The company has expanded its distribution to include e-commerce through which a significant amount of the Company’s most popular licensed products is marketed. The most significant are, www.campustraditionsusa.com, www.rpmsportsusa.com, www.americanbiker.net and www.americanwildlifeusa.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward-looking statements. The Company relies on this safe harbor in making such disclosures. The statements are based on management’s current beliefs and assumptions about expectations, estimates, strategies and projections. These statements are not guarantees of future performance or results and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements